As filed with the Securities and Exchange Commission on July 19, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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FLAMEL TECHNOLOGIES S.A.

(Exact name of Registrant as specified in its charter)

Republic of France	43-1050617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Parc Club du Moulin à Vent 33, avenue du Docteur Georges Levy Vénissieux France	69200
(Address of Principal Executive Offices)	(Zip Code)

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2012 Stock Option Plan

2013 Stock Option Plan

2014 Stock Option Plan

2013 Plan Allocation for Warrants

2014 Plan Allocation for Warrants

2015 Plan Allocation for Warrants

2012 Plan Allocation for Free Shares

2013 Plan Allocation for Free Shares

2014 Plan Allocation for Free Shares

(Full title of the plans)

Phillandas T. Thompson, Esq.
Flamel Technologies S.A.
702 Spirit 40 Drive
Suite #108
Chesterfield, MO 63005
(Name and address of agent for service)

(636) 449-1840

(Telephone number, including area code, of agent for service)

________________

Copies of all correspondence to:

Timothy I Kahler, Esq.
Joseph Walsh, Esq.
Troutman Sanders LLP
875 Third Avenue

New York, NY 10022
(212) 704-6000

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.122 nominal value	4,900,000	$12.335(3)	$60,441,500(3)	$6,086.46(3)

(1)	Each Ordinary Share is represented by one American Depositary Share.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional Ordinary Shares, €0.122 nominal value, of the Registrant, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, using the average of the high and low sale prices of the Ordinary Shares of the Registrant as reported on The NASDAQ Global Market on July 14, 2016, which was $12.335 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•	The Registrant’s Annual Report on Form 10-K (File No. 000-28508) for the year ended December 31, 2015, filed with the Commission on March 15, 2016, as amended by the Registrant's Annual Report on Form 10-K/A (File No. 000-28508) for the year ended December 31, 2015, filed with the Commission on April 29, 2016.

•	The Registrant’s Quarterly Report on Form 10-Q (File No. 000-28508) for the quarterly period ended March 31, 2016, filed with the Commission on May 10, 2016.

•	The Registrant’s Current Reports on Form 8-K (File No. 000-28508) filed with the Commission on January 11, 2016, February 2, 2016, February 11, 2016, March 10, 2016, March 14, 2016, March 31, 2016, April 19, 2016, May 2, 2016, May 4, 2016, May 27, 2016, June 2, 2016, June 16, 2016 and July 1, 2016.

•	The description of the Registrant’s Ordinary Shares and the American Depositary Shares representing the Ordinary Shares, contained in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-3854), filed by the Registrant with the Commission on April 19, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Under French law, a company may purchase directors’ and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. The Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act of 1933, as amended.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Reference is made to the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, Missouri, on July 19, 2016.

FLAMEL TECHNOLOGIES S.A.

By:	/s/ Michael S. Anderson
Michael S. Anderson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Craig R. Stapleton, Guillaume Cerutti, Francis J.T. Fildes, Benoit Van Assche and Christophe Navarre constitutes and appoints Michael S. Anderson and Phillandas T. Thompson, and each of them, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Flamel Technologies S.A. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael S. Anderson Michael S. Anderson	Chief Executive Officer (Principal Executive Officer) and Director	July 19, 2016
/s/ Michael F. Kanan Michael F. Kanan	Chief Financial Officer (Principal Financial Officer)	July 19, 2016
/s/ David P. Gusky David P. Gusky	Corporate Controller (Principal Accounting Officer)	July 19, 2016
/s/ Craig R. Stapleton Craig R. Stapleton	Non-Executive Chairman of the Board and Director	July 19, 2016
/s/ Guillaume Cerutti Guillaume Cerutti	Director	July 19, 2016
/s/ Francis J.T. Fildes Francis J.T. Fildes	Director	July 19, 2016
/s/ Benoit Van Assche Benoit Van Assche	Director	July 19, 2016
/s/ Christophe Navarre Christophe Navarre	Director	July 19, 2016

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Revised Statuts or ByLaws of the Company (1)
5.1	Opinion of Fidal Law Firm
23.1	Consent of PricewaterhouseCoopers Audit
23.2	Consent of Fidal Law Firm (2)
24.1	Power of Attorney (included on signature page)

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(1) Incorporated by reference to the Flamel Technologies S.A.’s Annual Report on Form 20-F (File No. 000-28508) for the year ended December 31, 2014, filed on April 30, 2015.

(2) Included in Exhibit 5.1.